EXHIBIT 99.1
NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS SECOND-QUARTER RESULTS

MONROE, MI.   November 22, 2010—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal second quarter ended October 23, 2010.

Fiscal 2011 second-quarter highlights:

•	Sales for the second quarter declined 2.6%, reflecting weakness in the housing market and low levels of consumer confidence;
•	Net income for the fiscal 2011 second quarter was $0.07 per share versus $0.11 per share in last year’s second quarter, which included a $0.01 per-share restructuring charge;
•	The upholstery segment’s sales declined 3.4% and its operating margin was 7.6% versus 10.9% in last year’s second quarter;
•	The casegoods segment’s sales increased 5.9% and its operating margin was 3.5% compared with a loss of (0.5%) in the previous year;
•	The retail segment’s sales increased 3.2% and it experienced its seventh consecutive quarterly improvement of operating margin performance compared with the prior year; and
•	At quarter end, the company had $83.7 million of cash on its balance sheet and $97.2 million of availability on its revolving line of credit.

Net sales for the second quarter were $293 million, down 2.6% compared with the prior year’s second quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $3.9 million, or $0.07 per share, compared with $6.0 million, or $0.11 per share in the fiscal 2010 second quarter.  The fiscal 2010 second-quarter results included a $0.01 per share restructuring charge, primarily related to the consolidation of the company’s casegoods facilities and the previously announced store closures within the company’s retail segment.

Kurt L. Darrow, President and Chief Executive Officer of La-Z-Boy, said, “While macroeconomic challenges continue to impact the overall furniture industry, the significant changes made to our cost structure have enabled La-Z-Boy to operate profitably in the lower-volume environment.  Importantly, with this lower cost structure in place, we are focusing on initiatives to pave the way for future growth and market share gains when the economy strengthens and consumers are more inclined to purchase big-ticket items.  While these investments are presently impacting our earnings power, we believe they are essential to positioning the company for the future. Specifically, we are investing in the La-Z-Boy brand platform, research, technology and customer care.”

Wholesale Segments

For the fiscal 2011 second quarter, sales in the company’s upholstery segment decreased 3.4% to $224.9 million compared with $232.8 million in the prior year’s second quarter.  The operating margin for the 2011 quarter was 7.6% compared with 10.9% in last year’s comparable quarter.  In the casegoods segment, sales for the fiscal second quarter were $39.5 million, up 5.9% from $37.3 million in the fiscal 2010 second quarter, and the segment’s operating margin was 3.5% compared with (0.5%).

Darrow commented, “In addition to overall lower volume levels, our upholstery revenues for the period were also impacted by a change in our sales mix resulting in a decrease in our average selling price.  On the decline in volume, our upholstery group’s operating margin of 7.6% continues to demonstrate the effectiveness of the cellular production process implemented throughout the company’s La-Z-Boy branded facilities.  At the same time, the margin for the quarter was impacted by higher raw material costs compared with last year’s second quarter.   Our raw material prices are moderating somewhat and we anticipate smaller quarter-over-quarter changes in the second half of fiscal 2011 versus the second half of fiscal 2010.  Additionally, our Mexico cut-and-sew facility is not yet delivering the magnitude of planned savings.  The plant, which continues to make significant progress on a monthly basis, is expected to generate the estimated $15 million in cost savings, with the majority of the benefit expected to be realized in fiscal 2012.

“Last month at the High Point Furniture Market, we announced that Brooke Shields will be featured in a comprehensive new brand platform, including an advertising campaign to build awareness of La-Z-Boy’s wide range and selection of comfortable and great-looking furniture.  The campaign, targeted at the female consumer, debuted last week across North America on cable television and in print magazines, and will be prominently featured on our web site.  We are excited about our partnership with Brooke and believe she will be a credible and inspiring brand ambassador to convey our message and have it resonate with our target audience.  This marketing initiative represents a clear example of how our company is investing in its future through the strengthening and broadening of our already leading brand.”

Darrow added, “On the casegoods side of the business, we continued to make progress with both our top line and operating margin.  From a sales perspective, we are in a better service position with our customers and are increasing our floor space with many retailers.  From an operational perspective, the warehouse, plant and business unit consolidations implemented last year continue to bear fruit.   While the casegoods business remains challenging, our team continues to work on further cost-efficiencies and marketing initiatives while focusing on enhanced customer service, which we believe to be of paramount importance in this environment.”

Retail Segment

For the quarter, retail sales were $39.2 million, up 3.2% compared with the prior-year period.  The retail group posted an operating loss of $4.4 million for the quarter, and its operating margin was (11.1%) compared with a loss of $5.3 million or (13.9%) in last year’s second quarter.  Darrow stated, “Our retail group continues to make progress in decreasing its quarterly losses, through continuous improvements in selling processes, expense controls and marketing efficiencies, but is challenged by its lease expense to sales ratio in the lower volume environment.  For the quarter, we increased our close ratio on lower traffic, although this was partially offset by a lower average ticket, which is reflective of the consumer’s reluctance to make large furniture purchases in this macroeconomic environment. Although we continue to identify ways to decrease our cost structure, we are working to increase our gross margins, drive traffic to the store system, increase the average ticket and close ratio to drive our overall volume level, which has been the biggest challenge over the course of the past year.”

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the second quarter of fiscal 2011, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were down 7.1%.  Total written sales, which include new and closed stores, were down 8.7%.  At the end of the second quarter, 305 stand-alone stores comprised the La-Z-Boy Furniture Galleries® store system.

VIE Accounting and Internal Control over Financial Reporting

La-Z-Boy currently consolidates two variable interest entities (VIEs), which are owned by independent dealers, in its consolidated financial statements.  In late August 2010, La-Z-Boy management determined there were errors relating to inventory and corresponding inter-company accounts payable related to one of the VIEs, and also determined that the accounting for lease expense, which requires rent expense to be recorded on a straight-line basis over the life of the lease, was not being followed for the VIEs.

The total amount of the additional charge for the inventory-related items was approximately $2.7 million, and the impact of the rent expense totaled about $2.0 million, affecting years beginning in fiscal 2004.  There was no impact to the company’s net income attributable to La-Z-Boy Incorporated on a per share basis for fiscal 2010 or 2011 related to these adjustments. Since the corrections do not materially impact any of the previous periods affected, the corrections, which relate to cost of sales, SG&A expenses, accumulated depreciation, inventory, accrued rent and other accrued liabilities, will be made through revisions of prior-period quarterly and annual financial statements when they are next filed.

Management concluded it did not maintain effective controls related to the accounting for the Company's consolidated VIEs. Specifically, the company’s controls related to the account analysis and consolidation process for the VIEs did not operate at the same level of precision as  the more rigorous controls used with respect to the consolidation and analysis of the various company-owned businesses in order for timely detection of any possible misstatements of the consolidated financial statements. Accordingly, management has determined that this control deficiency constitutes a material weakness.

Going forward, the company’s internal controls relating to the VIEs will incorporate the processes and financial reporting controls that have been established for various company-owned businesses.  Management believes that the material weakness will be remediated by the end of fiscal 2011, subject to testing as part of the Company's annual assessment of the effectiveness of internal control over financial reporting.

Balance Sheet

La-Z-Boy’s debt-to-capitalization ratio was 11.6% compared with 13.4% a year ago and 11.8% at the end of the fiscal 2011 first quarter.  At the end of the fiscal 2011 second quarter, La-Z-Boy had $83.7 million in cash and $97.2 million of availability under its revolving line of credit.

Business Outlook

Darrow stated, “Although we remain concerned about the macroeconomic environment with consumer confidence and housing turnover remaining at low levels, we are making moves to position La-Z-Boy to take full advantage of an upturn in consumer spending for furniture. We have the strongest brand in the business and believe our new marketing campaign, featuring Brooke Shields, and a targeted message will enhance our market penetration and reach.  Additionally, we are making investments across other areas of the business which will strengthen our operating platform to fuel growth and build market share while capitalizing on our strong balance sheet and vast network of branded distribution.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Tuesday, November 23, 2010, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of  La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of recovery from the recent economic recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) continued energy and other commodity price changes; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions, product recalls or costs; (i) restructuring actions; (j) changes in the domestic or international regulatory environment; (k) adopting new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes and tornadoes; (m) our ability to procure fabric rolls and leather hides or cut and sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology system failures; and (p) the matters discussed in Item 1A of our fiscal 2010 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://www.la-z-boy.com/About/Investor-Relations/Sec-Filings/.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://www.la-z-boy.com/About/Investor-Relations/Email-Alerts/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 305 stand-alone La-Z-Boy Furniture Galleries® stores and 532 independent Comfort Studios®, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.